Exhibit 99.1
TRIDENT MICROSYSTEMS, INC. RECEIVES NASDAQ NOTICE
REGARDING DELAYED FILING OF FORM 10-Q
Company to Request Hearing
SANTA CLARA, Calif., Nov. 17 /PRNewswire-FirstCall/ — Trident Microsystems, Inc. (Nasdaq: TRID - News) a leading provider of digital TV technology for the consumer digital video marketplace, announced that on November 13, 2006 it received a NASDAQ Staff Determination notice stating that the Company’s failure to timely file its quarterly report on Form 10-Q for the first fiscal quarter ended September 30, 2006 is an additional basis for delisting its common stock from The NASDAQ Global Market under Marketplace Rule 4310(c)(14). As previously announced, NASDAQ initially informed the Company on October 2, 2006 that its securities were subject to delisting for failure to timely file its Form 10-K for the fiscal year ended June 30, 2006.
The Company requested and was granted a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination. The hearing took place on November 16, 2006, and the Company has requested that the hearing panel extend the period within which the Company must file its Form 10-K and Form 10-Q to come into compliance with the listing standards. There can be no assurance that the panel will grant the Company’s request for an extension. Pending a decision by the hearing panel, the Company’s common stock will continue to be listed on NASDAQ.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, and DCRT. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
Forward Looking Statements
This press release contains forward-looking statements regarding the Company’s plans to request a hearing with Nasdaq. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, but are not limited to, the timing and results of the review by the special committee; the timing and outcome of the Nasdaq hearing; the impact of any actions that may be required or taken as a result of such review or the Nasdaq hearing and review process. Information regarding other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.